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                                                                      EXHIBIT 11
                        COMMERCIAL FEDERAL CORPORATION

COMPUTATION OF EARNINGS PER SHARE (NOT ADJUSTED FOR THREE-FOR-TWO STOCK SPLIT)

                                  (UNAUDITED)
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COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARES:
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                                                                Three Months Ended
                                                                   September 30,
                                                             -------------------------
                                                                 1996         1995
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
Net income (loss)..........................................  $(4,049,927)  $11.244.477
                                                             ===========   ===========
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PRIMARY:
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Weighted average common shares outstanding.................   14,547,517    14,289,466
                                                             -----------   -----------
Add shares applicable to stock options
     using average market price............................      195,246       241,772
                                                             -----------   -----------
Total average common and common equivalent
  shares outstanding.......................................   14,742,763    14,531,238
                                                             ===========   ===========

Net income (loss) per common and common equivalent share...  $      (.27)  $       .77
                                                             ===========   ===========
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FULLY DILUTED (1):
------------------
Weighted average common shares outstanding.................   14,547,517    14,289,466
Add shares applicable to stock options
  using the period-end market price
  if higher than average market price
  and other dilutive factors                                     214,816       252,748
                                                             -----------   -----------
Total average common and common equivalent
  shares outstanding assuming full dilution................   14,762,333    14,542,214
                                                             ===========   ===========

Net income (loss) per common share assuming full dilution..  $      (.27)  $       .77
                                                             ===========   ===========
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(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11)
    although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3.0%.
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